Exhibit 99.1

InfuSystem Holdings, Inc.

31700 Research Park Drive
Madison Heights, MI 48071
FOR IMMEDIATE RELEASE	248-291-1210

Tuesday, November 12, 2013

CONTACT:	Rob Swadosh / Patrick Malone
The Dilenschneider Group
212-922-0900

INFUSYSTEM HOLDINGS, INC. REPORTS NET PROFIT

OF $0.03 PER SHARE IN THIRD QUARTER 2013

REAFFIRMS 2014 GUIDANCE OF HIGH SINGLE DIGIT REVENUE GROWTH

MADISON HEIGHTS, MICHIGAN, November 12, 2013—InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States, today reported that net income in the third quarter was $0.6 million, equal to $0.03 per diluted share, compared to a $0.0 million net income, or $0.00 income per diluted share, in the prior year period. Net income for the nine months ended September 30, 2013 was $0.8 million, equal to $0.04 per diluted share, compared to a $1.7 million net loss, or $0.08 per diluted share, in the prior year period.

“The Company continues to build revenue momentum,” said Eric Steen, Chief Executive Officer. “Our core IV pump rentals business again shows strong quarter-to-quarter gains, and we have also made significant progress on information technology initiatives that increase electronic connectivity with our customers. Savings generated by lowered SG&A expenses will be used to foster additional IT investments. Also of note, our expansion efforts in new product initiatives featuring Smart pumps and post-surgical pain management continue to grow. Our new Houston pump service center will open this month, offering expedited customer response and increased device utilization. It is also expected to save a quarter million dollars in air shipments alone in 2014,” Steen concluded.

Revenues in the third quarter of 2013 were $15.7 million, up 11% from $14.2 million in the third quarter of 2012. Revenues for the nine months ended September 30, 2013 were $45.1 million, a 6% increase, compared to $42.6 million for the same prior year period. The increase in revenues was largely related to an increase in rental revenue of 11% and 7%, respectively, when compared to same prior year periods. Sales revenue was up 8% from prior year for the third quarter and down approximately 4% from prior year-to-date period. The increase in rental revenues was primarily related to the addition of larger customers, increased penetration into existing customer accounts, the increase in the colorectal cancer and other cancer patients treated with the Company’s services and the continuation of the revision to claims processing guidelines by a major group of third-party payors.

Gross profit for the three months ended September 30, 2013 was $11.3 million, up 11% from $10.2 million in the same period in the prior year. It represented 72% of revenues in the current period, which was consistent with the same prior year period. Gross profit for the nine months ended September 30, 2013 was $32.1 million, up 4% from $30.9 million compared to the nine months ended September 30, 2012. It represented 71% of revenues in the current period compared to 73% in the prior year. The decrease in the gross margin as a percentage of revenue in 2013 was primarily related to a decrease in rental gross margins from direct pay customers.

Mr. Steen also reaffirmed that the Company’s guidance of high single digit revenue growth in 2014 has not changed. “As evidenced by the Company’s receiving offers to provide external infusion pumps and supplies in all nine of the Metropolitan Statistical Areas (“MSAs”) put out to bid by CMS, InfuSystem is well-positioned to take advantage of emerging opportunities as they appear. We offer the most cost-effective model to deliver infusion therapy at home as an extension of in-clinic infusion therapy. Despite initial enrollment difficulties, we fully expect The Affordable Care Act will spur continued market expansion, especially for treatment of multiple therapies and disease states.”

Operating Results

During the three months ended September 30, 2013, general and administrative expenses were $4.6 million compared to $5.3 million for the same prior year period. General and administrative expenses have decreased from 37% to 29% of revenues for the third quarter of 2013 compared to the same period in the prior year. The decrease was primarily attributed to a reduction in prior year professional fees of $0.3 million pertaining to additional legal and outside service fees as a result of the special meeting and changes in the composition of the Board of Director’s and current year reductions of $0.4 million in other general and administrative cost savings.

During the nine months ended September 30, 2013, general and administrative expenses were $14.6 million compared to $17.7 million for the same nine month period in 2012. The decrease between these periods was primarily related to prior year professional service and other costs for the Concerned Stockholder Group, which totaled approximately $2.3 million; severance payments for a former CEO amounted to $1.0 million; $0.6 million was recorded during the three months ended March 31, 2012 for retention payments to key employees and a reduction in current year depreciation of approximately $0.4 million partially offset by $1.3 million of previously recognized stock compensation expense that was reversed due to the forfeiture and failure to meet the requisite service period.

Jonathan P. Foster, Chief Financial Officer, noted “The Company continues to improve its overall financial strength and strategic flexibility by implementing effective cost management techniques, lowering total debt by approximately $3.7 million since year-end 2012, and taking advantage of growth opportunities in the rental services sector.”

Selling and marketing expenses were $2.4 million, which was consistent with the third quarter of 2012. For the nine months ended September 30, 2013, selling and marketing expenses were $7.3 million compared to $7.6 million for the same prior year period. The decrease in selling and marketing expenses was mainly attributed to lower travel, entertainment and salaries and commissions.

For the three months ended September 30, 2013, Adjusted EBITDA was $4.3 million compared to $3.6 million for the same period in 2012. For the nine months ended September 30, 2013, Adjusted EBITDA was $11.3 million compared to $10.5 million for the same prior year period. The Company utilizes Adjusted EBITDA as a means to measure its operating performance. A reconciliation from Adjusted EBITDA, a non-GAAP measure, to net income can be found in the appendix.

Financial Condition

Net cash provided by operations for the nine months ended September 30, 2013 was $4.8 million compared to $5.8 million for the prior year. Although net income is significantly improved from a year ago, increases in A/R are offsetting any cash improvement at September 30, 2013 when compared to the prior year.

As of September 30, 2013, we had cash and cash equivalents of $0.9 million and $5.0 million of availability on the Credit Facility compared to $2.3 million and $4.7 million, respectively, at December 31, 2012.

Conference Call

The Company will conduct a conference call for investors on Tuesday, November 12, 2013 at 9:00 a.m. Eastern Time to discuss third quarter performance and results. Eric Steen, Chief Executive Officer, and Jonathan P. Foster, Chief Financial Officer, will discuss the Company’s financial performance and answer questions from the financial community. To participate in this call, please dial in toll-free (877) 261-8992 and use the confirmation number 36056983.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison

Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for InfuSystem Holdings, Inc.’s (“InfuSystem”, “INFU”, “the Company”, “We”) business and operations that involve a number of risks and uncertainties. The Company’s outlook for 2013 and other forward-looking statements in this release are made as of November 12, 2013, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, potential changes in overall healthcare reimbursement – including CMS competitive bidding, sequestration, concentration of customers, increased focus on early detection of cancer, competitive treatments, dependency on Medicare Supplier Number, availability of chemotherapy drugs, global financial conditions, changes and enforcement of state and federal laws, natural forces, competition, dependency on suppliers, risks in acquisitions & joint ventures, US Healthcare Reform, relationships with healthcare professionals and organizations, technological changes related to infusion therapy, dependency on websites and intellectual property, the ability of the Company to successfully integrate acquired businesses, dependency on key personnel, dependency on banking relations and covenants, and other risks associated with our common stock, as well as any other litigation to which the Company may be subject from time to time; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2012 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in thousands, except share data)	2013	2012
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$908	$2,326
Accounts receivable, less allowance for doubtful accounts of $4,178 and $3,136 at September 30, 2013 and December 31, 2012, respectively	9,291	8,511
Inventory	1,343	1,339
Other current assets	625	684
Deferred income taxes	1,986	1,971

Total Current Assets	14,153	14,831
Medical equipment held for sale or rental	2,995	2,626
Medical equipment in rental service, net of accumulated depreciation	14,941	13,071
Property & equipment, net of accumulated depreciation	813	867
Deferred debt issuance costs, net	1,972	2,362
Intangible assets, net	24,075	25,541
Deferred income taxes	17,259	17,806
Other assets	184	419

Total Assets	$76,392	$77,523

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,329	$2,135
Accounts payable - related party	—	9
Current portion of long-term debt	3,239	3,953
Other current liabilities	2,824	4,098

Total Current Liabilities	10,392	10,195
Long-term debt, net of current portion	24,380	27,315

Total Liabilities	$34,772	$37,510

Stockholders’ Equity
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value; authorized 200,000,000 shares; issued and outstanding 22,088,731 and 22,085,031, respectively, as of September 30, 2013 and 21,990,000 and 21,802,515, as of December 31, 2012, respectively	2	2
Additional paid-in capital	89,544	88,742
Retained deficit	(47,926)	(48,731)

Total Stockholders’ Equity	41,620	40,013

Total Liabilities and Stockholders’ Equity	$76,392	$77,523

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
(in thousands, except share and per share data)	September 30,		September 30,
	2013	2012	2013	2012
Net revenues:
Rentals	$14,493	$13,025	$41,556	$38,903
Product Sales	1,247	1,150	3,547	3,692

Net revenues	15,740	14,175	45,103	42,595
Cost of revenues:
Cost of revenues — Product, service and supply costs	2,750	2,377	8,174	6,760
Cost of revenues — Pump depreciation and disposals	1,650	1,601	4,836	4,928

Gross profit	11,340	10,197	32,093	30,907

Selling, general and administrative expenses:
Provision for doubtful accounts	1,795	979	4,782	3,119
Amortization of intangibles	648	670	1,972	2,028
Selling and marketing	2,391	2,349	7,281	7,635
General and administrative	4,583	5,278	14,622	17,688

Total sales, general and administrative	9,417	9,276	28,657	30,470

Operating income	1,923	921	3,436	437
Other (expense) income:
Interest expense	(838)	(971)	(2,636)	(2,235)
Loss on extinguishment of long term debt	—	—	—	(552)
Other (expense) income	(7)	(136)	329	(134)

Total other expense	(845)	(1,107)	(2,307)	(2,921)

Income (loss) before income taxes	1,078	(186)	1,129	(2,484)
Income tax (expense) benefit	(429)	219	(324)	774

Net income (loss)	$649	$33	$805	$(1,710)

Net income (loss) per share:
Basic	$0.03	$0.00	$0.04	$(0.08)
Diluted	$0.03	$0.00	$0.04	$(0.08)
Weighted average shares outstanding:
Basic	21,891,041	21,601,529	21,851,798	21,311,116
Diluted	22,075,532	21,827,365	22,043,998	21,311,116

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30,
(in thousands)	2013	2012
NET CASH PROVIDED BY OPERATING ACTIVITIES	4,765	5,834

INVESTING ACTIVITIES
Purchases of medical equipment and property	(3,396)	(4,312)
Proceeds from sale of medical equipment and property	2,808	3,521

NET CASH USED IN INVESTING ACTIVITIES	(588)	(791)

FINANCING ACTIVITIES
Principal payments on term loans and capital lease obligations	(27,912)	(6,747)
Cash proceeds from bank loans and revolving credit facility	22,395	2,500
Common stock repurchased to satisfy statutory withholding on stock based compensation	(78)	(131)

NET CASH USED IN FINANCING ACTIVITIES	(5,595)	(4,378)

Net change in cash and cash equivalents	(1,418)	665
Cash and cash equivalents, beginning of period	2,326	799

Cash and cash equivalents, end of period	$908	$1,464

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2013	2012	2013	2012
Net income (loss)	$649	$33	$805	$(1,710)
Adjustments:
Interest Expense	838	971	2,636	2,235
Income Tax Benefit	429	(219)	324	(774)
Depreciation	1,365	1,440	4,010	4,343
Amortization	648	670	1,972	2,028

EBITDA	$3,929	$2,895	$9,747	$6,122

Concerned Stockholder Group and Retention	—	—	—	3,826
Early extinguishment of debt	—	—	—	552
Stock compensation	200	201	879	(489)
Strategic alternative costs (including transition costs)	126	466	645	466

EBITDA - Adjusted	$4,255	$3,562	$11,271	$10,477